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                                                                    EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Telynx, Inc. El Paso, Texas

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated September 22, 2000, except for the information in the third paragraph in Note 3, as to which the date is June 4, 2001, relating to the consolidated financial statements of Telynx, Inc. (formerly Cambio, Inc.) which is contained in that Prospectus, for the year ended June 30, 2000. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

BDO Seidman, LLP
Dallas, Texas
October 5, 2001